UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 27, 2007

U-Store-It Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32324	20-1024732
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6745 Engle Road, Suite 300, Cleveland, Ohio		44130
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-234-0700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 27, 2007, the Audit Committee of the Board of Trustees of U-Store-It Trust (the "Company"), upon recommendation from management, concluded that the previously issued financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as the related report of the Company’s independent accountant, and the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each of the periods ended March 31, June 30, and September 30, 2006 should no longer be relied upon as a result of accounting errors in those financial statements related to the Company’s classification of auction rate securities ("ARS") held at December 31, 2005 as cash and cash equivalents. In connection with the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2006, the Company will be amending and restating its Consolidated Balance Sheet and Consolidated Statement of Cash Flows as of and for the year ended 2005 and its quarterly 2006 Condensed Consolidated Statements of Cash Flows (in its 2007 quarterly filings) to reflect the ARS held at December 31, 2005 as marketable securities and the purchases and sales of those securities as investing activities. The Company does not expect this restatement to have any effect on its results of operations.

In October 2005, the Company completed a secondary offering resulting in net proceeds to the Company of approximately $378.7 million. At December 31, 2005, the Company had invested approximately $90 million of the proceeds in ARS. ARS are securities with stated maturities beyond three months that are priced and traded as short-term investments due to the liquidity provided through the auction mechanism that generally resets interest rates every 7 to 35 days. Although the risk of failure of an auction process is commercially believed to be remote, ARS do not meet the Statement of Financial Accounting Standards No. 95 definition of a cash equivalent and, therefore, require classification as marketable securities.

As stated in footnote 9 to the Company’s condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, the Company adopted Staff Accounting Bulletin No. 108 "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108") in connection with reporting its financial position and results of operations as of and for the period ended September 30, 2006. As stated in the footnote, the Company increased by approximately $2.5 million its accumulated deficit as of the beginning of 2006 to reflect (i) a change in amortization period of loan procurement costs, (ii) an immaterial accounting error for tenant receivable transactions, and (iii) a change in liability in excess of deposit premiums for workers compensation insurance expense (the "Income Statement Errors"). Under the Company’s methodology for evaluating the materiality of accounting errors prior to adoption of SAB 108, the Company had determined that the Income Statement Errors were immaterial, both individually and in the aggregate, to the Company’s financial statements for prior periods, but were deemed material under the principles in newly-adopted SAB 108. In connection with its adoption of SAB 108, the Company also made an adjustment of approximately $0.7 million to reduce its net loss for the six months ended June 30, 2006 for the effect in those periods of the items described above. In light of the discovery of the error in the balance sheet and statements of cash flows for prior periods related to classification of ARS described above, the Company has determined that it is appropriate to restate the financial statements for 2004 and 2005 to properly reflect the impact of the Income Statement Errors in the periods in which such errors occurred. As such, the Company determined that the previously issued financial statements from fiscal years 2005 and 2004, as well as the related reports of the Company’s independent accountant, should no longer be relied upon.

Additionally, management determined that, as a result of the restatement of the financial statements for the above mentioned periods, management’s prior conclusion on the effectiveness of internal control over financial reporting as of December 31, 2005 and management’s evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures related to the Annual Report on Form 10-K for the year ended 2005 should be amended. Management determined that a material weakness, as defined by the Public Accounting Oversight Board, existed related to its financial reporting process.

Management and the Audit Committee discussed each of the matters disclosed in this Form 8-K with Deloitte & Touche LLP, the Company’s independent accountant.

Because our assessment and the preparation of our financial statements continue, the accounting matters identified at this stage as well as the potential impact of these matters on our financial statements remain preliminary and are subject to change. As we continue the process of evaluating the above-mentioned accounting issues and completing the preparation of our 2006 Form 10-K, these and other material accounting issues may be identified which, individually or in the aggregate, may result in material impairments to assets and/or material adjustments to or restatements of our financial statements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed as part of this report:

Exhibit 99.1 - Press Release of U-Store-It Trust, dated March 1, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-Store-It Trust

March 1, 2007	By:	Kathleen A. Weigand

Name: Kathleen A. Weigand
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of U-Store-It Trust, dated March 1, 2007